EXHIBIT 99.1

Cardtronics Announces Departure of Its Chief Executive Officer

HOUSTON, March 18, 2009 (GLOBE NEWSWIRE) -- Cardtronics, Inc. (Nasdaq:CATM), the world's largest non-bank operator of ATMs, today announced that Jack M. Antonini, the Company's Chief Executive Officer, would be leaving the Company and its Board of Directors effective March 17, 2009. Fred R. Lummis, Chairman of the Company's Board, has agreed to serve as interim CEO while the Board conducts a formal search for Mr. Antonini's permanent successor.

Mr. Lummis said, "Jack has made a significant contribution over the past six years as Cardtronics' CEO, taking the Company from a small private company to the largest non-bank operator of ATMs in the world. Jack and the Board have mutually decided that it would be in the best interests of the Company to bring in a new CEO with a fresh perspective on how to capitalize on our many strengths and further develop our strategic direction. The Board wishes him well in his future endeavors and will immediately begin searching for a new CEO who can come in and continue building upon the successful growth that Cardtronics has achieved during Mr. Antonini's tenure."

ABOUT CARDTRONICS

Headquartered in Houston, Texas, Cardtronics is the world's largest non-bank operator of ATMs. Cardtronics operates approximately 33,000 ATMs across its portfolio, with ATMs in every major U.S. market, over 2,500 ATMs throughout the United Kingdom, and approximately 2,100 ATMs throughout Mexico. Major merchant clients include 7-Eleven(r), Chevron(r), Costco(r), CVS(r)/pharmacy, Duane Reade(r), ExxonMobil(r), Rite Aid(r), Safeway(r), Sunoco(r), Target(r), and Walgreens(r). Complementing its ATM operations, Cardtronics works with financial institutions of all sizes to provide their customers with convenient cash access and deposit capabilities through ATM branding, surcharge-free programs, and image deposit. Approximately 10,100 Cardtronics owned and operated ATMs currently feature bank brands. For more information, please visit the Company's website at http://www.cardtronics.com/.

The Cardtronics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=991

CONTACT:  Cardtronics, Inc.
          J. Chris Brewster, Chief Financial Officer
            832.308.4128
            cbrewster@cardtronics.com
          Tres Thompson, Chief Accounting Officer
            832.308.4137
            tthompson@cardtronics.com